Exhibit 99.1

PISHPOSH, INC.

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

A.	PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of PishPosh, Inc. (the “Company”) is to assist the Board’s oversight of: (i) the Company’s accounting and financial reporting processes, the audits of the Company’s financial statements, and the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the performance of the Company’s internal audit function and independent auditor; (v) maintaining, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent registered public accounting firm, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis; and (vi) preparing the report to be included in the Company’s annual proxy statement, as required by the Securities and Exchange Commission’s (the “SEC”) rules.

B.	STRUCTURE AND MEMBERSHIP

1.        Number.  The Committee shall be appointed by the Board and shall be comprised of three or more Directors (as determined from time to time by the Board), each of whom shall meet the independence requirements of the Sarbanes-Oxley Act of 2002 (the “Act”), the listing standards of any exchange or national listing market system upon which the Company’s securities are listed or quoted for trading (including, without limitation, the NYSE American) (the “Principal Market”) and all other applicable laws.

2.       Independence.  Each member of the Committee must satisfy the independence requirements under applicable stock exchange rules and the independence rules for members of audit committees issued by the SEC, subject, in each case, to any permitted transition period or exemption.  To the extent required under applicable stock exchange rules, no member of the Committee may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

3.       Financial Literacy.  Each member of the Committee must be financially literate as determined by the Board in its business judgment and able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, at the time of his or her appointment to the Committee.  In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.  Unless otherwise determined by the Board (in which case disclosure of such determination shall be made in the Company’s Annual Report on Form 10-K filed with the SEC, at least one member of the Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

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4.       Service on Other Audit Committees. To the extent required by applicable stock exchange rules, no member of the Committee may simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of the member to effectively serve on the Committee and this determination is disclosed in accordance with applicable stock exchange rules.

5.        Meetings of the Committee.  The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum. The Committee shall maintain minutes of its meetings and records relating to those meetings.

6.       Compensation.  The compensation of Committee members shall be as determined by the Board.  No member of the Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board or of a committee of the Board.

7.         Selection and Removal.  Members of the Committee shall be appointed by the Board.  The Board may remove members of the Committee from such committee, with or without cause.

8.        Rules and Procedures.  The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

C.	AUTHORITY AND RESPONSIBILITIES

General

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, the NYSE American, or any other applicable regulatory authority. The Committee shall discharge its responsibilities and shall assess the information provided by the Company’s management and the Company’s registered public accounting firm (the “independent auditor”), in accordance with its business judgment.  Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for establishing and maintaining adequate internal control over financial reporting.  The independent auditor is responsible for auditing the Company’s financial statements and the Company’s internal control over financial reporting and for reviewing the Company’s unaudited interim financial statements.  The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s reports.

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Oversight of Independent Auditor

1.        Hiring and Selection of Auditors.  The Committee shall be solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor.

2.        Independence and Quality Control.  The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the independent auditor.  In connection with this responsibility, the Committee shall obtain and review the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditor’s communications with the Committee concerning independence.   The Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.  In addition, to the extent required by applicable stock exchange rules, the Committee must, at least annually, obtain and review a report from the independent auditor describing (a) the auditing firm’s internal quality control procedures, (b) any material issues raised by the most recent internal quality-control review or peer review of the auditing firm, or by an inquiry or investigation by governmental or professional authorities within the preceding five years relating to any independent audit conducted by the auditing firm, and any steps taken to deal with any such issues, (c) to assess the auditor’s independence, all relationships between the independent auditor and the Company, (d) review reports required to be submitted by the independent registered public accounting firm concerning: (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of such alternatives, and the accounting treatment preferred by the independent registered public accounting firm; (iii) any other material written communications with management and (iv) any material financial arrangements of the Company which do not appear on the financial statements of the Company, and (e) review and discuss the quarterly financial statements and the Company’s disclosures provided in periodic quarterly reports including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management, the senior internal auditing executive and the independent registered public accounting firm.

3.        Compensation.  The Committee shall have sole and direct responsibility for setting the compensation of the independent auditor.  The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of the independent auditor established by the Committee.

4.        Pre-approval of Services.  The Committee, or the Chair of the Committee, shall pre-approve all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

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5.        Oversight.  The independent auditor shall report directly to the Committee, and the Committee shall have sole and direct responsibility for overseeing the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting.  In connection with its oversight role, the Committee shall, from time to time as appropriate, receive and consider the reports and other communications required to be made by the independent auditor regarding:

•	critical accounting policies and practices;

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alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

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Assure regular rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by the Act, and consider whether rotation of the independent registered public accounting firm is required to ensure independence;

•	other material written communications between the independent auditor and Company management; and

•	the other matters addressed in applicable PCAOB standards and SEC rules.

6.        PCAOB Inspections. The Committee shall request the independent auditor to provide relevant information about inspections of the firm by the PCAOB, including the following:

•	whether any audit overseen by the Committee is selected by the PCAOB for an inspection and, if so, the findings of the inspection;

•	whether the PCAOB’s inspection of other audits performed by the firm raised auditing or accounting issues similar to those presented in the Company’s audit;

•	the firm’s response to PCAOB findings; and

•	the firm’s remedial efforts in light of any quality control deficiencies that may have been identified by the PCAOB.

Audited Financial Statements

7.       Review and Discussion.  The Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters required to be discussed by applicable PCAOB standards and SEC rules, and shall review the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K filed with the SEC.

8.        Recommendation to Board Regarding Financial Statements. The Committee shall consider whether it will recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

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9.        Audit Committee Report. The Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of stockholders.

10.       Audit Problems. The Committee shall discuss with the independent auditor any audit problems or difficulties and management’s response.

Interim Financial Statements and Other Financial Disclosures

11.        Interim Financial Statements.  The Committee shall review and discuss with the Company’s management and independent auditor the Company’s unaudited financial statements, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10Q to be filed with the SEC. The Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by applicable auditing standards.  The Committee shall direct management to advise the Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

12.        Earnings Releases and Other Financial Disclosures.  The Committee shall review and discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

Controls and Procedures

13.        Oversight.  The Committee shall coordinate the Board’s oversight of the Company’s internal control over financial reporting and disclosure controls and procedures.

14.        Risk Management.  The Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled, and oversee management of the Company’s financial risks.

15.        Procedures for Complaints.  The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company, from the Company’s shareholders or otherwise, regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.  The Committee shall review and consider any such complaints and concerns that it has received and take any action that it deems appropriate in order to respond thereto.  The Committee shall retain records of any such complaints or concerns for a period of no less than five (5) years.  The Committee shall annually reassess the effectiveness of the procedures described in this paragraph and modify them as necessary.

16.        Oversight of Related Person Transactions.  The Committee shall periodically review the Company’s policies and procedures for reviewing and approving or ratifying “related person transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K), including the Company’s Related Person Transaction Policy, and recommend any changes to the Board.  In accordance with the Company’s Related Person Transaction Policy and applicable stock exchange rules, the Committee shall conduct appropriate review and oversight of all related person transactions for potential conflict of interest situations on an ongoing basis.

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17.        Hiring of Independent Auditor Employees.  The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

18.        Additional Duties.  In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, the Company’s bylaws and the applicable stock exchange rules.

D.	PROCEDURES AND ADMINISTRATION

1.        Meetings.  The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter.  The Committee may also act by unanimous written consent in lieu of a meeting.  The Committee shall periodically meet separately with: (i) the independent auditor, (ii) Company management and (iii) the Company’s internal auditors (or other persons responsible for the internal audit function), if any.  The Committee shall keep such records of its meetings as it shall deem appropriate.

2.       Subcommittees.  The Committee may form and delegate authority to one or more subcommittees, as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of a single member).  Any decision of a subcommittee to pre-approve audit, review, attest or non-audit services shall be presented to the Committee at its next scheduled meeting.

3.        Reports to Board.  The Committee shall report regularly to the Board.

4.        Charter.  The Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval with such frequency as required by applicable stock exchange rules.

5.        Independent Advisors.  The Committee is authorized, without further action by the Board, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities.  Such independent advisors may be the regular advisors to the Company.  The Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Committee.

6.       Investigations.  The Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

7.        Funding.  The Committee is empowered, without further action by the Board, to cause the Company to pay the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

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8.        Self-Evaluation.  The Committee shall evaluate its own performance with such frequency as is required under applicable stock exchange rules.

9.        Review and Approval of Related Party Transaction. Review and approve any and all transactions involving the Company and a related party on an ongoing basis, with particular attention to potential conflicts of interest. For these purposes, a “related party transaction” includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K.

E.	Compliance with Corporate Business Conduct and Ethics Policies

1.          The Committee shall complete the following:

•     Review with management, the independent auditors and legal counsel, as the Committee deems appropriate, actions taken to ensure compliance with any code of ethics or conduct for the Company established by the Board.

•     Review at least annually the Company’s code of ethics adopted to comply with Section 406 of the Sarbanes-Oxley Act.

•     Evaluate whether management is setting the appropriate “tone at the top” by communicating the importance of the Company’s ethics and conduct codes.

•     Review and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations relevant to the scope of the Committee’s responsibilities.

•     Review with the Company’s internal and outside counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

•    Respond as it determines to be appropriate (after consulting with legal counsel selected by the Committee) to any report of evidence of a material violation of the securities laws that the Committee receives from the Company’s chief legal officer, if any, or from any attorney appearing and practicing before the SEC in the representation of the Company.

•     Review, reassess the adequacy of and update this Charter periodically, at least annually, as conditions dictate and recommend any proposed changes to the Board for approval.

•     Undertake such additional actions within the scope of its primary functions as the Board or Committee shall determine.

Effective Date: November 27, 2023

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